UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting
Person
         BRUCE E. MORONEY
         41 GLEN MANOR LANE
         GLENMOORE, PA 19343
2.  Issuer Name and Ticker or Trading Symbol
         DNB FINANCIAL CORPORATION
         DNBF
3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
         ###-##-####
4.  Statement for Month/Year
         JUNE 2002
5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
         ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
         SVP/CFO
7.  Individual or Joint/Group Filing (Check Applicable Line)
         (X)  Form filed by One Reporting Person
         ( )  Form filed by More than One Reporting Person

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Table I- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                                     6
                                                   4                            5                    Owner-
                                                   Security Acquired (A) or     Amount of            ship
                                                       Disposed of (D)          Securities           Form:        7
                        2                         ---------------------------   Beneficially         Direct       Nature of
                        Transaction  3                       (A)                Owned at End         (D) or       Indirect
1                       Date         Transaction              or       Price    of Issuer's          Indirect     Beneficial
Title of Security       (mm/dd/yy)   Code         Amount     (D)                Fiscal Year          (I)          Ownership-
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Common Stock- DNBF                                                              8,227                I            Spouse
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                                                                                  620                D            IRA
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
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
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                2                                                                                         Number      Owner-
                Conver-                                                                                   of          ship
                sion                                                                                      Deriv-      of
                or                       5              6                                                 ative       Deriv- 11
                Exer-                    Number of      Date                                              Secur-      ative  Nature
                cise    3                Derivative     Exercisable and    7                       8      ities       Secur- of
                Price   Trans-           Securities     Expiration Date    Title and Amount of     Price  Bene-       ity:   In-
                of      action           Acquired (A)   (Month/Day/Year)   Underlying Securities   of     ficially    Direct direct
1               Deriv-  Date      4      or Disposed    ----------------   ----------------------- Deriv- Owned       (D) or Bene-
Title of        ative   (Month/   Trans- of (D)         Date     Expira-                 Amount or ative  at End      In-    ficial
Derivative      Secur-  Day/      action ------------   Exer-    tion                    Number of Secur- of          direct Owner-
Security        ity     Year)     Code   (A)    (D)     cisable  Date      Title         Shares    ity    Year        (I)    ship
--------------- ------- --------- --------------------- ----------------   ------------- --------- ----------------   -----  -------
Stock Option   15.87    6/30/1997   A    2,979          12/31/97  6/30/07  DNB Fin.Corp. 2,979              2,979      D
  to Purchase                                                              Common Stock
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               29.00    6/30/1998   A    2,814          12/31/98  6/30/08  DNB Fin.Corp. 2,814              2,814      D
                                                                           Common Stock
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               23.32    6/30/1999   A    2,814          12/31/99  6/30/09  DNB Fin.Corp. 2,814              2,814      D
                                                                           Common Stock
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               12.36    6/30/2000   A    1,945          12/31/00  6/30/10  DNB Fin.Corp. 1,945              1,945      D
                                                                           Common Stock
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               14.95    6/30/2001   A    2,813          12/31/01  6/30/11  DNB Fin.Corp. 2,813              2,813      D
                                                                           Common Stock
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               22.55    6/30/2002   A    2,813          12/31/02  6/30/12  DNB Fin.Corp. 2,813              2,813      D
                                                                           Common Stock
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
Explanation of Responses:
Signature of Reporting Person
/s/ Bruce E. Moroney
DATE
July 10, 2002